ADP LETTER

                                        George Putnam
                                        Chairman of the Trustees

                                        The Putnam Funds
                                        One Post Office Square
                                        Boston, MA  02109

Dear Shareholder:

You recently received a proxy statement requesting your vote on a proposal relating to Putnam Investment Grade Intermediate Municipal Trust. Due to a processing error, the proxy package you received was incomplete - it did not include the prospectus for Putnam Intermediate Tax Exempt Fund or the most recent annual report. This package contains all the correct components. We suggest that you carefully review these materials.

If you have already cast your vote; please review the enclosed prospectus. If you still feel your vote is appropriate, you need not respond to this mailing. If you would like to change your original vote, simply fill in the enclosed proxy card and mail it in.

If you have not yet voted, please read the enclosed material and cast your ballot. Your vote is important.

The Trustees are recommending the merger of Putnam Investment
Grade Intermediate Municipal Trust, a closed-end fund, into Putnam Intermediate Tax Exempt fund, an open-end fund with a similar investment strategy.

The merger would be accomplished by exchanging your current shares, at net asset value, for shares of Putnam Intermediate Tax
Exempt Fund, thus liquidating Putnam Investment Grade
Intermediate Municipal Trust.

     * The merger would provide shareholders with increased liquidity for their shares.

     * The merger would also eliminate the discount to net asset value at which the fund has historically traded.

PUTNAM MANAGEMENT AND THE TRUSTEES BELIEVE THIS MERGER IS IN THE
BEST INTEREST OF SHAREHOLDERS.

We apologize for any inconvenience this may have caused you. Please be assured that your fund will not bear any costs associated with this additional mailing.
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If you have any questions about this proposal, please contact your financial advisor or call a Putnam customer service representative at 1-800-225-1581.

Sincerely,
George Putnam